Exhibit 99.Be.(iii)

SECOND AMENDMENT TO AMENDED AND RESTATED

PRINCIPAL UNDERWRITING AGREEMENT

Pursuant to the Amended and Restated Principal Underwriting Agreement between Hartford Securities Distribution Company, Inc. and Hartford Series Fund, Inc. dated August 28, 2002 (the “Agreement”), Hartford Global Equity HLS Fund is hereby included as a new series. All provisions in the Agreement shall apply to Hartford Global Equity HLS Fund.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of the 31st day of January 2008.

HARTFORD SECURITIES DISTRIBUTION COMPANY, INC.

	By:	/s/Robert Arena
Robert Arena
Senior Vice President/Business Line Principal

HARTFORD SERIES FUND, INC.
on behalf of
:	Hartford Global Equity HLS Fund

	By:	/s/Robert Arena
Robert Arena
Vice President

HSF, Inc.